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                                                                  EXHIBIT (c)(3)


                         RESTATED EMPLOYMENT AGREEMENT
                            OF DAVID A. SIEBENBURGEN
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                                                                  EXHIBIT (c)(3)

                          RESTATED EMPLOYMENT AGREEMENT

         THIS RESTATED EMPLOYMENT AGREEMENT ("Agreement") is dated as of August 10, 1999, by and between COMAIR HOLDINGS, INC., a Kentucky corporation ("Company"), and DAVID A. SIEBENBURGEN ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company and Executive entered into an Employment Agreement dated June 30, 1986 as restated by Restated Employment Agreement dated as of June l, 1988, and further restated by Restated Employment Agreement dated as of April 1, 1998, as amended by Amendment to Restated Employment Agreement dated as of May 18, 1999, which they desire to amend and restate; and

         WHEREAS, Company desires to continue to employ Executive as President and Chief Operating Officer, and Executive desires to continue to perform such duties;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Employment. The Company does hereby continue to employ Executive, subject to the terms and conditions hereinafter set forth, as an executive employee and officer of the Company with the title of President and Chief Operating Officer or such other executive title or titles as determined by the Board of Directors of Company from time to time, and Executive accepts such employment upon the terms and conditions herein set forth.

         2. Term. The term of this Agreement shall be for three (3) years, which shall commence on August 1, 1999, and shall terminate on July 31, 2002, unless sooner terminated in accordance with the provisions hereof; provided, however, on July 31 of each year during the term commencing in 2002, this Agreement shall be extended for an additional year unless either party shall give thirty (30) days prior written notice not to automatically extend the term for an additional year.

         3.       Duties and Responsibilities.

                  (a) Executive agrees during the term of his employment hereunder to use his best efforts, skills and abilities to promote Company' s business and interests and to perform such duties consistent with his appointment as President and Chief Operating Officer as may be assigned to him by the Chief Executive Officer, Board of Directors of Company or the Executive Committee of the Board of Directors of the Company. Executive shall maintain communication with the Chairman,
         Chief Executive Officer and the Board of Directors of Company concerning his areas of responsibility and shall supply them with written reports,

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         business  plans,  budgets,  forecasts and other studies  concerning the business of the Company as he shall prepare from time to time during his employment by the Company hereunder, which reports, plans, budgets, forecasts and other studies shall be implemented only with the approval of the Board of Directors.

                  (b) Executive agrees to abide by any and all rules and regulations governing the transaction of business as the Board of Directors of Company may from time to time adopt or approve.

         4. Election as Director and Officer. It is contemplated that Executive will continue to be elected as a member of the Board of Directors and appointed President and Chief Operating Officer of Company and shall be retained in such posts throughout his employment by Company.

         5. Compensation. Company shall pay Executive in full payment for any and all services rendered by him hereunder, including, without limitation, all services as an officer or Director or both of Company, its subsidiaries or affiliates, a salary at an annual rate of Five Hundred Thousand and 00/100 Dollars ($500,000), subject to increase (but not decrease) at the discretion of the Board of Directors and payable in accordance with the customary payroll practices of Company (but not less often than monthly). If Executive's salary is increased by the Board of Directors, such increased salary shall become the minimum amount of compensation payable to Executive under this Agreement, and will not be reduced thereafter. Executive shall also participate in the Company's annual performance based incentives, or any replacement or successor to such incentives, and shall be eligible to receive bonuses thereunder in accordance with the terms thereof.

         6. Additional Employment Benefits. Executive shall be entitled to participate in all benefits made generally available by Company to its executive officers during the period covered by this Agreement, including, without limitation, vacations, pension plans, profit sharing plans, stock option plans, deferred compensation plans, hospitalization insurance, health and accident insurance, disability insurance, group term life insurance, automobile allowances and all other fringe benefits which may be provided by Company for any of its executive officers during the term of employment pursuant to this Agreement.

         7. Indemnification. The Company shall indemnify Executive (and Executive's legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company and the laws of the Commonwealth of Kentucky, as in effect at such time or from time to time, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive's legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to


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which Executive (or Executive's legal  representatives  or other successors) may be made a party by reason of Executive's being or having been a director, officer or employee of the Company.

         8. Termination. Executive's rights under this Agreement shall continue until expiration of the term under Section 2 hereof, unless prior thereto: (i) Executive dies; (ii) Executive is dismissed without cause pursuant to Section 9 hereof; (iii) Executive is dismissed for cause as defined in
Section 10 hereof; or (iv) Company determines that Executive has become disabled, as provided in Section 11 hereof.

         9.       Early Termination.

                  (a) Notwithstanding anything to the contrary herein, the Company shall have the right at any time, at its sole option, to terminate Executive's employment hereunder without cause upon thirty
         (30) days' prior written notice; provided, however, if the Company delivers notice that Executive's employment is terminated pursuant to this Section 9(a) or delivers notice not to automatically extend the term pursuant to Section 2 hereof, Company shall pay Executive, and Executive shall accept in full satisfaction of Company's obligations under this Agreement, an amount, payable in a lump sum payment promptly upon termination, equal to three (3) times the sum of (i) the annual base salary in effect at the termination date, plus (ii) the greater of
         (x) average annual bonus compensation payable to Executive during the prior three (3) fiscal years, or (y) Executive's annual bonus compensation paid with respect to fiscal 1999 in the amount of Three Hundred and Two Thousand Four Hundred and 00/100 Dollars ($302,400), plus (iii) the greater of (x) the average annual award under the Deferred Compensation Plan (as hereinafter defined) during the prior three (3) fiscal years or (y) Executive's award under the Deferred Compensation Plan (as hereinafter defined) with respect to fiscal 1999 in the amount of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000).

                  (b) In the event of a "change in control" of the Company (as hereinafter defined), (i) this Agreement shall be deemed terminated as of the date of the Change in Control, and the Company shall pay to Executive the payment required under Section 9(a) hereof ; and (ii) the Executive shall be entitled to receive from the Company the following additional benefits:

                           (1) The Company shall pay Executive a lump sum, in cash, equal to Executive's earned but unpaid base salary and other earned but unpaid cash entitlements for the period through and including the date of termination of Executive's employment, including unused earned and accrued vacation pay and unreimbursed business expenses. In addition, Executive shall be entitled to any other benefits earned or accrued by Executive for the period through and including the date of termination of Executive's employment under any other employee benefit plans

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                  and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.

                           (2)     All   outstanding   stock   options  held  by
                  Executive shall become immediately vested, nonforfeitable and exercisable as of the date of the Change in Control.

                           (3) All of the Executive's rights in and to the account under the Comair Holdings, Inc. Deferred Incentive Compensation Plan ("Deferred Compensation Plan") shall automatically vest in full without further action as of the date of the Change in Control, and the Company shall pay, or cause the trustee under the Deferred Incentive Compensation Rabbi Trust Agreement ("Rabbi Trust Agreement") to pay Executive a lump sum equal to Executive's account in full as vested hereunder.

                           (4) The Company shall provide Executive with a fully paid-up term life insurance policy and disability policy (with premiums pre-paid for the remainder of Executive's life) on Executive's life, providing Executive's beneficiaries with a death benefit and disability benefits of an amount equal to such benefits provided by the Company during the period prior to the Change in Control.

                           (5)     The  Company  shall  provide   Executive  and
                  Executive's spouse, for the remainder of their respective lives, family medical insurance coverage and benefits comparable to such insurance coverage provided to executives of the Company; provided, however, at the election of the Executive, the Company shall pay Executive a lump sum, in cash, equal to the present value (as of the date of the Change in Control) of medical insurance coverage for the remaining joint life expectancy of Executive and Executive's spouse.

                           (6) Executive and Executive's spouse, for the remainder of their respective lives, and Executive's dependent children, for so long as they are under age 18 (or under age 23 if a full-time student), shall be entitled to free system-wide flight privileges on Company flights to any location which the Company serves. Such privileges shall entitle Executive, Executive's spouse and Executive's dependent children to unlimited positive space (or space available, at Executive's option) tickets; provided further that all of such flight privileges shall otherwise be subject to the same conditions and restrictions as pertain from time to time to the flight privileges generally provided by the Company to its executives. Nothing herein shall be deemed as a limitation upon any flight privileges for which Executive may otherwise qualify.

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                           (7)     Executive  shall,  during  the  remainder  of
                  Executive's lifetime, have access to and the right to travel upon reasonable notice (based on industry standards) on
                  private  aircraft  furnished  by  the  Company   substantially
                  comparable to the largest corporate aircraft operated by the Company (or any subsidiary or affiliate) as of the date of the Change in Control, at the sole cost and expense of the Company; provided, however, if such travel exceeds fifty (50) flight hours (measured by block hours) in any twelve (12)
                  month period, Executive shall reimburse the Company for such excess travel in an amount equal to the Company's actual out of pocket operating costs.

                  (c) A "Change in Control" means the occurrence of any of the following:

                           (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Company or a subsidiary, or any Company or subsidiary's employee benefit plan (including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company or Comair, Inc., ("Comair") representing 50% or more of the combined voting power of the Company's or Comair's then outstanding securities;

                           (ii) Any transaction or event relating to the Company or any subsidiary required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Securities and Exchange Commission under the Exchange Act (as in effect on the effective date of this Agreement), whether or not the Company or subsidiary is then subject to such reporting requirement;

                           (iii) When, during any period of 2 consecutive years during the term of this Agreement, the individuals who, at the beginning of such period, constitute the Board of the Company, cease for any reason other than death to constitute at least a two-thirds (2/3) majority thereof; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least two-thirds (2/3) of the directors who were directors at the beginning of such period (either actually or by prior operation of this Subsection 9(c)(iii)); or

                           (iv) The occurrence of a transaction requiring shareholder approval for the acquisition of the Company or Comair by an entity other than any subsidiary through purchase of assets, by merger, or otherwise.

                  (d) If any portion of the payments hereunder or any other payment under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options and other long-term incentives (in the aggregate "Total Payments")
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         would be subject to the excise tax imposed by Section  4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to under this paragraph and Company agrees to pay a lump sum, in cash, an additional amount such that after payment by Executive of all of Executive's applicable Federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, Executive will retain an amount equal to the Excise Tax imposed on the Total Payments. For purposes of this Section 9, Executive's applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the additional payments hereunder.

                  (e) After the date of a Change in Control, the Company shall not (other than pursuant to Section 9(b)(ii)(3) hereof) take any steps to disturb or alter Executive's (or Executive's beneficiaries') rights to receive amounts deferred under the Deferred Compensation Plan in accordance with such Executive's applicable payment elections as in effect from time to time. Nothing herein or in the Rabbi Trust Agreement shall relieve the Company of its obligation to pay benefits under the Deferred Compensation Plan in accordance with the terms of such Plan, to the extent such benefits are not paid under the Rabbi Trust Agreement.

                  (f) In the event of a dissolution or liquidation of the Company or Comair or any merger (other than a merger for the purpose of the re-domestication of the Company or Comair not involving a Change in Control), consolidation, exchange or other transaction in which the Company or Comair, respectively is not the surviving corporation or in which the outstanding shares of the Company or Comair, respectively are converted into cash, other securities or other property, Company shall pay to Executive or the estate or legal representative of Executive, an amount equal to the payment due under Sections 9(a) and 9(b) hereof upon such dissolution, liquidation, merger, consolidation, exchange or other transaction. Executive shall also receive all vested benefits or other amounts and benefits which Executive is entitled to receive under any plan, policy, practice or program of the Company at the date of such dissolution, liquidation, merger, consolidation, exchange or other transaction in accordance with such plan, policy, practice or program.

                  (g) If Executive's employment is terminated due to death or disability, Company shall, thereafter, pay to Executive or the estate or legal representative of Executive an amount equal to the payment due under Section 9(a) hereof upon termination of this Agreement. Executive shall also receive all vested benefits or other amounts and benefits which Executive is entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of such death or disability in accordance with such plan, policy, practice or program.


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         10.      Termination for Cause.

                  (a) Anything herein to the contrary notwithstanding, Company shall have the right to terminate Executive's employment hereunder for cause, as such term is defined in the following section.

                  (b) For the purpose of this Section 10, the term "cause" means (and shall be limited to) (i) fraud, misappropriation, embezzlement, intentional and material damage to the property of Company; or (ii) material breach of any of the provisions of this Agreement described in Section 13.

                  (c) Upon termination of Executive's employment for cause pursuant to this Section 10, Executive shall not, except as otherwise required by law, be entitled to receive any further compensation other than accrued benefits under benefit plans of the Company, including without limitation stock option, deferred compensation, profit sharing and pension plans, if any, and shall be completely relieved of his position as an officer and director of Company, its subsidiaries and affiliates, and Executive covenants and agrees to deliver at the termination date all resignations necessary to effect his termination as an employee, officer and director.

         11.      Disability.

                  (a) If, during the term of this Agreement, Executive contracts an illness or other disability which prevents performance by him of his duties as an executive officer for a consecutive period of six (6) months or more, then Company at its option, may at any time thereafter terminate this Agreement by serving thirty (30) days written notice thereof on Executive and this Agreement shall terminate and come to an end upon the date set forth in said notice as if such date were the termination date of this Agreement. If prior to the date specified in such notice, Executive's illness or incapacity shall have been eliminated or corrected and Executive is physically and mentally able to perform his duties as an executive officer and shall have taken up and is performing such duties on a full time basis, he shall be entitled to resume employment hereunder as though such notice had not been given.

                  (b) During any period of disability and prior to the termination of this Agreement as in this Section provided, Executive shall continue to be paid in full by Company in accordance with the provisions of Section 5, except that Company shall deduct from Executive's compensation as herein provided an amount equal to any disability insurance payments received by Executive for such period pursuant to disability insurance policies paid for and maintained by Company for the benefit of Executive.

                  (c) If there should be any dispute between the parties as to Executive's physical or mental disability at any time, such questions shall be settled by the majority opinion of

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         three impartial, reputable physicians, one of whom shall be selected by
         Company, another by Executive, and the third by the two physicians selected by Company and Executive. The certificate of two such physicians as to the matter in dispute shall be final and binding on the parties.

                  (d) Upon the date of termination of this Agreement under this Section 11 due to disability, Executive shall receive the payments and benefits set forth in Section 9(g) hereof.

         12. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company, at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

         13.      Confidentiality and Non-Competition.

                  (a) Except as otherwise required by law, rule or regulation, court order or valid subpoena, Executive will not at any time during the term of this Agreement or thereafter, except as authorized by Company, knowingly divulge, furnish or make accessible to any person, firm, corporation or other entity, any such confidential and sensitive information and any other information not otherwise publicly available which he presently possesses or which he may obtain during the course of his employment with respect to the business, customers and affairs of Company or any subsidiary or affiliate of Company or trade secrets, developments, know-how methods or other information and data pertaining to practices, equipment, developments or any confidential or secret aspect of the business of Company or any subsidiary or affiliate of Company, and that all such matters and information shall be kept strictly and absolutely confidential. Executive, upon termination of his employment, irrespective of the time, manner or cause of termination, will surrender and deliver to Company all lists, books, records and data of every kind relating to or in connection with the business of Company or any subsidiary or affiliate of Company, and all property belonging to Company and any subsidiary or affiliate of Company.

                  (b) During the term of this Agreement and, in the event that Executive's employment with Company is terminated for any reason other than a Change in Control as defined in Section 9 hereof, for a period of one (1) year after such termination, Executive shall not, directly or indirectly, engage in or contract with others to engage in any business enterprise, line of work, consulting contract, joint venture or other arrangement which conducts a business or businesses substantially similar to the business conducted by

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         Company  in any  area in  which  Company  or any of its  affiliates  or subsidiaries provides or plans to provide air transportation to the public. Executive acknowledges that the geographic area covered hereby, and the period and nature of the agreed restrictions are reasonable and necessary for the protection of the business of Company. All provisions of this paragraph concerning non-competition are severable; and while it is the intention of the parties that all of said provisions shall be enforceable, if any one of the same shall be held to be unenforceable in whole or in part, the remainder shall continue to be in full force and effect.

         14. Irreparable Injury. Executive acknowledges that his compliance with his duties and obligations under Section 13 is necessary to protect the goodwill and other proprietary interests of Company and the purposes and essence of this Agreement. Executive acknowledges that a breach of his duties and obligations under Section 13 will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law; and agrees that, in the event of any breach of any of the aforesaid duties and obligations, Company and its successors and assigns shall be entitled to injunctive or other equitable relief and to such other and further relief as may be proper.

         15. Assignment and Successors in Interest. To the extent that the obligations provided for herein require the personal performance of Executive, Executive's rights, interests and obligations as provided herein may not be assigned. Except as otherwise provided in the immediately preceding section of this sentence, all rights, privileges and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors, assigns, heirs, executors, administrators and estates. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         16. Notice. Any notice required or permitted hereunder shall be given in writing and delivered to the other party by U. S. registered or certified mail; if to Company, at Post Office Box 75021, Greater Cincinnati International Airport, Cincinnati, Ohio 45275; if to Executive, at 7582 Squirrel Creek, Cincinnati, Ohio 45247, or such other address as either party may specify in a written notice to the other party.

         17. Entire Agreement and Amendment. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements, whether written or oral, relating to the object matter herein. Any amendment hereto shall be in writing and executed by the duly authorized representatives of each party.

         18. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

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         19.      Severability.  If any portion of this Agreement  shall be held unenforceable for any reason, the same shall not affect the validity or enforceability of the remaining provisions contained herein.

         20. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:                                    COMAIR HOLDINGS,  INC.

                                            BY: /s/ Peter H. Forster
--------------------------------               --------------------------------


                                             /s/ David A. Siebenburgen
--------------------------------            -----------------------------------
                                            DAVID A. SIEBENBURGEN